Exhibit 10.2

September 19, 2005

Mr. Chris Cashman
229 Southern Hill Drive
Duluth, GA 30097

Dear Chris,

On behalf of KCI, it is a pleasure to confirm the employment offer we recently discussed.  The specific terms and conditions of your new position will be as follows:

                Position Title:                                         President, Therapeutic Surfaces
                Employment Status:                                Regular Full-Time, Exempt
                Base Salary:                                            $25,0000.00 per month
                Immediate Supervisor:                            Denny Ware
                                                                                CEO
                Assigned Department/Location:             8023 Vantage Drive
                                                                                San Antonio, TX  78230
                Start Date:                                               To Be Determined
                Group Health Plan Effective Date:         Thirty-one days after start date
                                                                                (Pending receipt of enrollment forms)

Your base salary will be reviewed at least annually and increased (but not decreased) as determined by the CEO.

In addition to your base salary, the Company may grant you an incentive bonus with a target bonus value equal to 40% of your annual base salary.  Bonus awards will be determined on both individual and corporate performance (to be set by the Company within 90 days after the first of the applicable year) and will require that you remain in a bonus eligible position through December 31 of the year in question. This is a discretionary incentive award, subject to change or termination at the Company's sole discretion.  In lieu of a bonus opportunity for 2005, you will be guaranteed a payment (to be made on or about March 15, 2006) of $60,000.

Your position is eligible for participation in the Company’s Management Equity Plan (MEP). You will be recommended for a new hire equity grant. The grant will consist of 32,500 shares of non-qualified stock options (which vest ratably over 4 years) and 10,000 sharesof restricted stock. The option exercise pricewill be set as the closing price on your start date. The restricted shares will vest 33% on each of the 4th, 5th and 6th anniversaries of the grant date (but based on financial performance this vesting could be accelerated to as early as 33% on each of the 1st, 2nd and 3rd anniversaries of the grant date).  Your position is also eligible for consideration for future annual grants. All equity grant recommendations are subject to CEO and Board of Directors approval, and all grants are governed by the terms of the 2004 Equity Plan (the “Equity Plan”), which is subject to change.

Mr. Chris Cashman
September 19, 2005

To assist you with your pending relocation from Duluth, GA to San Antonio, Texas the Company will provide the following:  (Please contact our relocation coordinator, Deborah Allen, at 210-255-6476.)

     1.   You will receive a relocation allowance of $15,000 (less applicable taxes) to accommodate all incidental expenses such as auto registrations, utility deposits, local license fees, etc.

     2.   The Company will arrange for packing, transport and delivery of your household goods (two households) by a national freight carrier.  These services will be direct billed to the Company.

     3.   The Company will arrange for transport of one personal vehicles by a contracted van line/open air carrier if distance is over 500 miles; two vehicles if distance is over 1000 miles or you will be reimbursed $.35 per mile for driving your vehicle(s) from Duluth, GA to San Antonio, TX.  You will also be reimbursed reasonable meals and lodging expenses en route based on travel by the most direct route.

     4.   The Company will pay for an initial 7 day/6 night house-hunting trip to San Antonio for you and your spouse
           (and to the extent necessary, an additional 4 day/3 night trip (all travel and accommodations must be arranged through our Corporate Travel Department).

     5.   It is our intent that you relocate your family to San Antonio as soon as practicable.  Given that it may take you some time to sell your home, we will provide you with temporary accommodation (1 bedroom apartment) for up to 6 months - thereafter (but in no event past July 2006) we will provide up to an additional two months of temporary accommodation (3 bedroom apartment).  This temporary housing will be covered at 100% of the cost.

     6.   The Company will pay for a final move trip for you and your eligible dependents of one-way airfare (if you cars have been shipped) arranged through our Corporate Travel Department.

     7.   The Company will reimburse you reasonable and customary real estate closing costs for the sale of your
           Duluth, GA home (including realtor’s commission), excluding seller paid points, prorated taxes, prorated interest and seller’s allowances. This reimbursement will be grossed up for tax purposes.

     8.   The Company will reimburse you normal closing costs for the purchase of your San Antonio residence, with a maximum of 1% for a loan origination fee and excluding discount points, prepaids and homeowner association fees. This reimbursement will be grossed up for tax purposes.

     9.   During your first 180 days of employment the Company will pay for one round-trip economy ticket every other weekend for you to return to Duluth, GA (this period may be extended with CEO approval).

No other move related expenses will be reimbursed or paid directly by the Company. All accommodations must be arranged through our Corporate Travel Department.

Should you voluntarily resign your position with KCI within one year of your start date, you will be required to reimburse the Company all relocation-related expenses that the Company has covered.

Mr. Chris Cashman
September 19, 2005

In the event that your employment is terminated by the Company (other than for Cause (as that term is defined in the Equity Plan)), you will receive a severance payment equal to one years’ base salary.  Payment of this severance payment will be in line with Company practice at the time of termination, and will provide either for salary continuation for 12 months (in which case you would continue to be eligible to participate in the Company’s group health plans for which you would pay employee premiums), or a lump sum severance payment.  In the event the severance payment is paid in the form of a lump sum, you will be required to make full COBRA payments yourself in order to participate in the Company’s group health plans, but you will receive a one-time, taxable payment of $10,000 (at the time your lump sum severance is paid) to help offset your COBRA payments.  In the event that your employment is terminated by the Company (other than for Cause), you will also receive a pro-rated payment of your incentive bonus based upon your length of employment in the applicable calendar year, provided that your employment is terminated by the Company other than for Cause on or after July 1 in the applicable calendar year.

As a member of the KCI Executive Committee, you will be entitled to annual tax preparation assistance (up to $1,500) and an annual executive physical with Health By Design (up to $1,050).

During your employment, you will be entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred by you.

You will also be eligible to participate in our Deferred Compensation Plan, which allows you to defer up to $100,000 per year – registration for this plan in 2006 will take place in 2005, and additional details of this plan will be provided to you.

You will be entitled to 20 days of annual vacation (in addition to regularly scheduled Company holidays).

This letter serves to establish the entirety of your employment relationship with KCI and its subsidiaries, and supersedes any previous understanding that may have been implied or expressed, either verbally or in writing, by any representative of the Company.  All employment offers are contingent upon satisfactory completion of our pre-employment screening, including reference checks, background checks, INS requirements and substance abuse testing.  Employment relationships with KCI and its subsidiaries are at-will and may be terminated by notification from either party at any time, with or without cause.  You will be eligible for future participation in our standard employment related benefit programs such as vacations, education assistance, group health plan, insurance benefits, etc., contingent upon your satisfaction of the eligibility or enrollment requirements pertaining to those programs.

By your signature affixed below, you acknowledge that you have received a copy of the Company’s arbitration procedures, have had the opportunity to review them and agree to abide by the procedures fully.  In addition, you understand and agree that the Company is engaged in transactions involving interstate commerce and that this employment offer evidences a transaction involving commerce.

If you find the above terms and conditions of employment acceptable, in order to activate your payroll status you must complete the appropriate signature blank below, and return the original to Jim Cravens, VP Human Resources.  A copy is included for your retention.

Mr. Chris Cashman
September 19, 2005

It is my sincere hope you will find your experience with KCI to be personally and professionally rewarding.  I look forward to a mutually prosperous working relationship.

Sincerely,

KCI                                                                                               UNDERSTOOD AND AGREED:

   /s/  R. JAMES CRAVENS                                               /s/  CHRIS CASHMAN     SEPTEMBER 19, 2005
R. James Cravens                                                                   Chris Cashman                         Date
Vice President, Human Resources

Enclosures